Exhibit 99.1

Ansys Appoints Claire Bramley to the Board of Directors

Addition of new director strengthens executive expertise in financial and strategic planning, digital transformation, and mergers and acquisitions

/ Key Highlights

•	Claire Bramley appointed to Ansys Board of Directors

•	Bramley has decades of financial experience including global transformations and M&A

PITTSBURGH, PA, December 16, 2022 – Ansys (NASDAQ: ANSS) today announced that Claire Bramley accepted an appointment to the Ansys Board of Directors, effective December 15, 2022 – bringing deep expertise in leading large-scale fiscal and operational disciplines; driving financial and strategic planning; and managing complex mergers and acquisitions (M&A).

As the Chief Financial Officer at Teradata Corporation, a connected multi-cloud data platform for enterprise analytics company, Bramley is responsible for leading the functions of finance, information technology, analytics and security, enterprise risk, operations, investor relations, and corporate development. She possesses deep experience and understanding of leading finance global shared services with a focus on efficiency and automated processes. Bramley is also an executive sponsor for Teradata’s environmental, social, and governance program.

“Beyond leading the simulation industry, Ansys is a tremendous organization that has exhibited exceptional execution and demonstrates extraordinary future growth potential,” said Claire Bramley. “It’s a business that I’ve followed and greatly admire, and I am enthused to join the Board of Directors and participate in growth for years to come.”

Bramley has current oversight of the corporate development function at Teradata, and previously led the finance mergers, acquisition and divestitures organization that supported all M&A activity across HP, Inc., a multinational IT company (“HP”). She previously served as global controller of HP and spent more than a decade in leadership roles at HP, including Head of Finance for the Europe, Middle East, and Africa region, and as Vice President, Corporate Financial Planning and Analysis.

“A true leader at the helm of many global business transformations, Claire has deep acumen in corporate finance and accounting, excellent knowledge of the technology industry, and extensive experience in partnering with businesses to accelerate profitable growth,” said Ronald W. Hovsepian, Ansys chairman of the board. “We are honored to welcome Claire to the Ansys board.”

“Having successfully led large-scale fiscal and operational disciplines, Claire brings a rich combination of global leadership expertise, strategic planning, and decision making,” said Ajei Gopal, president and CEO of Ansys. “Claire’s impressive skillset will complement our track record of execution and the momentum of our business.”

/ About Ansys

When visionary companies need to know how their world-changing ideas will perform, they close the gap between design and reality with Ansys simulation. For more than 50 years, Ansys software has enabled innovators across industries to push boundaries by using the predictive power of simulation. From sustainable transportation to advanced semiconductors, from satellite systems to life-saving medical devices, the next great leaps in human advancement will be powered by Ansys.

Take a leap of certainty … with Ansys.

Ansys and any and all ANSYS, Inc. brand, product, service and feature names, logos and slogans are registered trademarks or trademarks of ANSYS, Inc. or its subsidiaries in the United States or other countries. All other brand, product, service and feature names or trademarks are the property of their respective owners.

ANSS–F

/ Contacts

Media	Mary Kate Joyce
724.820.4368
marykate.joyce@ansys.com

Investors	Kelsey DeBriyn
724.820.3927
kelsey.debriyn@ansys.com